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                                                                    EXHIBIT 10.1

                           STOCK PURCHASE AGREEMENT

       THIS STOCK PURCHASE AGREEMENT made and entered into this 2nd day of March 1996 by and between RAYTHEON COMPANY, a Delaware corporation ("Seller"), and WHITTAKER CORPORATION, a Delaware corporation ("Buyer").

       WHEREAS, Seller owns one thousand (1,000) shares of common stock (the "Shares"), which comprise all of the issued and outstanding shares of the capital stock of XYPLEX, INC., a Massachusetts corporation ("Xyplex"); and

       WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares on the terms and conditions of this Agreement.

       NOW, THEREFORE, in consideration of the mutual agreements herein contained the parties agree as follows:

1      PURCHASE AND SALE

1.1    Purchase and Sale of the Shares.  Subject to the terms and conditions set
       -------------------------------
forth in this Agreement Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, on the Closing Date (as defined in Section 1.3 hereof) the Shares free and clear of all claims, liens, pledges, restrictions or encumbrances of any nature whatsoever ("Liens") and together with all rights now and hereafter attaching thereto.

1.2    Purchase Price; Payment.  The purchase price for the Shares shall total
       -----------------------
One Hundred Seventeen Million Five Hundred Thousand Dollars ($117,500,000) (the "Purchase Price") and shall be comprised of (i) cash in the amount of Sixty-Seven Million Five Hundred Thousand Dollars ($67,500,000) and (ii) such whole number of newly issued shares of common stock of Buyer (the "Whittaker Shares") which (x) shall have an aggregate value of Fifty Million Dollars ($50,000,000) and (y) shall be calculated based on a per share price equal to the average of the closing price of Buyer's common stock as reported on the New York Stock Exchange ("NYSE") Composite Transactions for the ten NYSE trading days prior to the date of the public announcement of the execution and delivery of this Agreement. In the event that Seller is entitled to a fraction of a share following the calculation of the number of Whittaker Shares pursuant to clause
(ii) above, Seller shall in lieu thereof receive an additional amount in cash equal to the dollar value of such fractional share and such additional payment, if any, together with the $67,500,000 shall comprise the "Cash Payment." On the Closing Date, Buyer shall pay the Cash Payment by wire transfer of immediately available funds to an account designated in writing by Seller not less than two business days prior to the Closing Date and deliver a certificate(s) representing the Whittaker Shares.

1.3    Closing.  Closing of the purchase and sale of the Shares shall occur at a
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time and place and on a date mutually agreed by the parties, which date shall be not later than the fifth business day following the satisfaction of all conditions to Closing as set forth in Sections 6 and 7 hereof. The date upon which the closing occurs is herein referred to as the "Closing Date."

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1.4    Closing Deliveries.
       ------------------

1.4.1  Seller's Deliveries.  At the closing Seller will deliver to Buyer the
       -------------------
       following:

       (i) a stock certificate or certificates, duly endorsed, or with stock powers attached, for transfer of the Shares;

       (ii) the Stockholder's Agreement described in Section 5.6 hereof, duly executed by Seller;

       (iii)  the release described in Section 1.5 hereof;

       (iv) the certificates, consents, waivers and approvals required under Sections 6.1, 6.2 and 6.4 hereof;

       (v)    letters of resignation of all directors and officers of Xyplex;

       (vi) a long-form certificate of good standing of Xyplex certified by the Commonwealth of Massachusetts;

       (vii) certificates of qualification or authority and good standing certified by the states in which Xyplex conducts business;

       (viii) tax clearance certificates or certificates of good standing issued by the appropriate taxing authority in each state in which Xyplex conducts business; and

       (ix) such other instruments and documents as reasonably may be requested by Buyer at or prior to the Closing Date.

1.4.2  Buyer's Deliveries.  At the closing Buyer shall pay or deliver to Seller
       ------------------
       the following:

       (i)    the Cash Payment;

       (ii)   a stock certificate representing the Whittaker Shares;

       (iii) the certificates, consents, waivers and approvals required under Sections 7.1, 7.2 and 7.4 hereof;

       (iv) the Stockholder's Agreement described in Section 5.6 hereof, duly executed by Buyer; and

       (v) such other instruments and documents as reasonably may be requested by Seller at or prior to the Closing Date.

1.5    Release. Concurrently with the sale of the Shares to Buyer at the
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Closing, Seller shall be deemed, without any further action, to have released
Xyplex from all

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agreements, commitments, indebtedness, obligations and claims then existing or which, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the Closing Date, may exist after the Closing Date (except for amounts due or that will become due with respect to tax liabilities incurred by Xyplex and its Subsidiaries for the period prior to the Closing Date in accordance with the tax sharing agreement between Seller, Xyplex and its Subsidiaries (the "Tax Sharing Agreement"). Seller (a) shall execute and deliver to Xyplex at the Closing a release embodying the terms of this Section 1.5 and (b) shall not assert in any manner (including, but not limited to, by way of defense, offset or counterclaim) any matter purported to be released by the preceding sentence.

1.6    Adjustment to Cash Purchase Price.
       ---------------------------------

       1.6.1 Attached as Schedule 1.6.1 is an unaudited Statement of Working Capital of Xyplex as of December 31, 1995, prepared in accordance with generally accepted accounting principles ("GAAP") (the "1995 Statement of Working Capital"). The net amount of working capital shown in such 1995 Statement of Working Capital is $12,838,000, which is equal to Total Current Assets of $33,462,000 minus Total Current Liabilities of $20,624,000, and is hereinafter referred to as the "Base Amount."

       1.6.2 Seller shall prepare and deliver to Buyer, at least two business days prior to the Closing Date, an unaudited Statement of Working Capital of Xyplex as of the Closing Date (the "Proposed Statement of Working Capital"). The Proposed Statement of Working Capital shall be prepared in accordance with GAAP, applied on a basis consistent with that employed in the preparation of the 1995 Statement of Working Capital, using the same accounting methods, policies, practices and procedures with consistent classifications, judgments and valuation and estimation methodologies used in preparing the 1995 Statement of Working Capital. The net amount of working capital shown in the Proposed Statement of Working Capital is referred to herein as the "Proposed Amount."

       1.6.3 The Cash Payment at Closing shall be increased (decreased) by any positive (negative) difference obtained by subtracting the Base Amount from the Proposed Amount; provided, however, that there shall be no adjustment in the Cash Payment at Closing if the positive or negative difference between the Proposed Amount and the Base Amount is $50,000 or less.

       1.6.4 Within 35 days following the Closing Date Seller shall cause to be prepared and delivered to Buyer an audited balance sheet of Xyplex as at the Closing Date and related audited statements of cash flows and income from January 1, 1996 to the Closing Date ("Closing Date Financial Statements"). The Closing Date Financial Statements shall be prepared in accordance with GAAP, applied on a basis consistent with that employed in the preparation of the 1995 Statement of Working Capital, using the same accounting methods, policies, practices and procedures with

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

              consistent classifications, judgments and valuation and estimation methodologies used in preparing the 1995 Statement of Working Capital. The amount of working capital as of the Closing Date reflected on the Closing Date Financial Statements is referred to herein as the "Final Amount." The Proposed Statement of Working Capital, as adjusted to reflect the Final Amount, is referred to herein as the "Final Statement of Working Capital."

       1.6.5 In the event of any dispute regarding the Final Statement of Working Capital and the parties' inability to resolve such dispute within ten (10) days following the date of issuance of the Final Statement of Working Capital, the parties shall submit such dispute for final and binding resolution to Arthur Andersen & Co. ("Arbiter"). Promptly, but not later than 60 days after its appointment, the Arbiter shall determine, based solely on presentations made by Seller and Buyer and not by independent determination by the Arbiter, those items in dispute and shall render a report as to the disputed items. In resolving any disputed item, the Arbiter may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, in each case as presented to the Arbiter. The determination of the Final Amount by the Arbiter, including all components necessary for the determination thereof, shall be conclusive as to the valuation and amount of all items so valued therein and such items may not be the subject of any indemnification claim arising from any alleged breach of any representation or warranty contained in this Agreement.

       1.6.6 Each party shall cooperate with and make available to the other party, and to the Arbiter, all information, records, data, auditors' workpapers and access to its personnel and facilities, as may be reasonably required in connection with the analysis required under this Section 1.6 and the resolution of any disputes. The fees and expenses of the Arbiter relating to the resolution of any dispute shall be shared equally by Seller and Buyer.

       1.6.7 If the Final Amount is greater than the Proposed Amount, Buyer shall pay Seller the difference, plus interest at the rate of 7% from the Closing Date to the date of payment, by wire transfer of immediately available funds to such account as shall be specified by Seller. If the Final Amount is less than the Proposed Amount, Seller shall pay Buyer the difference, plus interest at the rate of 7% from the Closing Date to the date of payment, by wire transfer of immediately available funds to such account as shall be specified by Buyer. Such payment shall be made within five business days of the later of the determination of the Final Statement of Working Capital or the determination by the Arbiter of the Final Amount.

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2      REPRESENTATIONS AND WARRANTIES AS TO SELLER

       Seller hereby represents and warrants to Buyer as follows:

2.1    Organization and Authority.  Seller is a corporation duly organized,
       --------------------------
validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to enter into and perform its obligations under this Agreement.

2.2    Authorization and Enforceability of Agreement.  The execution, delivery
       ---------------------------------------------
and performance of this Agreement by Seller have been duly authorized by all requisite corporate action on the part of Seller, and this Agreement constitutes the valid, binding and enforceable obligation of Seller, except to the extent that such enforcement may be limited by bankruptcy, insolvency, moratorium and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

2.3    No Conflicts.    The execution, delivery and performance of this
       ------------
Agreement and the consummation of the transactions contemplated herein by Seller do not and will not:

2.3.1 conflict with the Restated Certificate of Incorporation or By-Laws of Seller, in each case as amended to the date hereof;

2.3.2 conflict with, result in a breach or termination of or constitute a default under any agreement, commitment or other instrument, or any order, judgment or decree to which Seller is a party or by which Seller or any of its assets is bound other than any conflict, breach or default which would not individually or in the aggregate have a material adverse effect on SellerOs business or financial condition; or

2.3.3 constitute a violation by Seller of any law or regulation applicable to Seller the enforcement of which would materially impair Seller's ability to consummate the sale of the Shares pursuant to this Agreement.

2.4    Consents, Waivers and Approvals.  No consent, waiver, approval or
       -------------------------------
authorization of or designation, declaration or filing with any governmental authority or other third party is required on the part of Seller in connection with Seller's execution, delivery and performance of this Agreement except as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

2.5    Title to the Shares.  Seller has good and marketable title to the Shares,
       -------------------
free and clear of any Liens thereon and has the absolute right, power and capacity to sell, assign and transfer the same to Buyer free and clear of any Liens, other than restrictions imposed generally by state and federal securities laws with respect to unregistered securities.


3      REPRESENTATIONS AND WARRANTIES AS TO XYPLEX

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       Seller hereby further represents and warrants to Buyer as follows:

3.1    Organization and Authority; Subsidiaries.
       ----------------------------------------

3.1.1 Xyplex is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts and has all requisite authority and corporate power to conduct its business as it is now being conducted and to own, lease and operate the properties and assets it now owns, leases and operates.

3.1.2 Schedule 3.1(a) hereto lists each subsidiary of Xyplex ("Subsidiary") and the jurisdiction of its incorporation. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite authority and corporate power to conduct its business as it is now being conducted and to own, lease and operate the properties and assets it now owns, leases and operates.

3.1.3 As set forth on Schedule 3.1(b), Xyplex and each of its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions described in Schedule 3.1(b) and where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, financial condition or results of operations of Xyplex and its Subsidiaries taken as a whole (a "Xyplex Material Adverse Effect").

3.1.3 Attached hereto as Exhibit A is a true and correct copy of the Restated Articles of Organization of Xyplex as filed with the Secretary of State of Massachusetts, which Restated Articles of Organization have not been amended, modified or repealed.

3.1.4 Attached hereto as Exhibit B is a true and correct copy of the By-Laws of Xyplex, as certified by the Secretary of Xyplex, which By-Laws have not been altered, amended, modified or rescinded since the date hereof and remain in full force and effect on the date hereof.

3.2    [Intentionally Omitted]

3.3    No Conflicts.  Except as set forth on Schedule 3.3 hereto, the execution,
       ------------
delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Seller do not and will not:

3.3.1 conflict with the Restated Articles of Organization of By-Laws of Xyplex, in each case as amended to the date hereof;

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

3.3.2 conflict with, result in a breach or termination of or constitute a default under any agreement, commitment or other instrument, or any order, judgment or decree to which Xyplex is a party or by which Xyplex or any of its assets is bound other than any conflict, breach or default which would not individually or in the aggregate have a Xyplex Material Adverse Effect; or

3.3.3 constitute a violation by Xyplex of any law or regulation applicable to Xyplex other than violations which would not individually or in the aggregate have a Xyplex Material Adverse Effect.

3.4    Consents, Waivers and Approvals.  Except as set forth on Schedule 3.4
       -------------------------------
hereto, no consent, waiver, approval or authorization of or designation, declaration or filing with any governmental authority or other third party is required on the part of Xyplex in connection with Seller's execution, delivery and performance of this Agreement except as may be required by the HSR Act.

3.5    Capitalization.  The authorized capital of Xyplex is 1,000 shares of
       --------------
common stock, $1.00 par value, all of which are duly authorized, validly issued, fully paid and non-assessable and owned legally and beneficially by Seller free and clear of all Liens. As of the date hereof, except for this Agreement there are no outstanding:

3.5.1 securities convertible into or exchangeable for capital stock of Xyplex or any Subsidiary;

3.5.2 options, warrants or other rights to purchase or subscribe for capital stock of Xyplex or any Subsidiary; or

3.5.3 contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of Xyplex or any Subsidiary, any such convertible or exchangeable securities or any such options, warrants or rights.

3.5.4 The outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and are owned legally and beneficially by Xyplex free and clear of all Liens.

3.6    No Violation.  Compliance with this Agreement will not:
       ------------

3.6.1 require Xyplex to file or register with or obtain any permit, authorization, consent or approval of any governmental authority or agency except for filings required under the HSR Act or filings, permits, authorizations, consents or approvals the failure of which to file, register or obtain would not have a Xyplex Material Adverse Effect or materially impair Xyplex's ability to consummate the transactions contemplated hereby;

3.6.2 violate any provision of the Restated Articles of Organization or By-Laws of Xyplex; or

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

3.6.3 either itself or with notice or lapse of time or both violate, be in conflict with, constitute a default under, result in the termination of, accelerate the performance required by, cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any encumbrance upon any of the assets and properties of Xyplex under any agreement or commitment to which Xyplex is a party or by which Xyplex is bound or to which any of the assets and properties of Xyplex are subject, except for (i) such violations, conflicts, defaults, terminations or accelerations which individually or in the aggregate would not have a Xyplex Material Adverse Effect or materially impair Xyplex's ability to consummate the transactions contemplated hereby and
       (ii) insurance contracts or coverage of Xyplex by such contracts that will terminate on or about the Closing Date.

3.7    Financial Statements.  Seller has delivered to Buyer the 1995 financial
       --------------------
statements of Xyplex and its consolidated Subsidiaries (the "1995 Financial Statements"). Such financial statements were prepared in accordance with generally accepted accounting principles and present fairly in all material respects the financial position and results of operations of Xyplex and its consolidated Subsidiaries as at the respective dates of the balance sheets included in such financial statements and for the periods ended on the dates of those balance sheets.

3.8    Interim Operations.  Except as otherwise contemplated by this Agreement,
       ------------------
since December 31, 1995 the business of Xyplex and its Subsidiaries has been conducted in the ordinary course and there has not been any material adverse change in the business, financial condition or results of operations of Xyplex and its Subsidiaries.

3.9    No Undisclosed Liabilities.  Neither Xyplex nor any Subsidiary has any
       --------------------------
debts, liabilities or obligations of any nature which properly should be reflected or reserved against in financial statements prepared in accordance with generally accepted accounting principles and which are material to its business except to the extent the same are:

3.9.1 reflected or reserved against in the 1995 Financial Statements and not heretofore paid or discharged;

3.9.2 incurred in the ordinary course of business on or prior to the date of the balance sheet included among the 1995 Financial Statements and which were not required to be disclosed in the 1995 Financial Statements and which have not been heretofore paid or discharged; or

3.9.3 incurred in the ordinary course of business since the date of the balance sheet included in the 1995 Financial Statements and arising from events or circumstances which would not constitute a breach of any representation, warranty, covenant or agreement relating to Xyplex in this Agreement and which have not been heretofore paid or discharged.

3.10   Title to Properties; Encumbrances; Completeness of Assets.
       ---------------------------------------------------------

3.10.1 The assets, properties and rights owned, leased and licensed by or to Xyplex and the Subsidiaries constitute all of the assets, properties and rights necessary for the operation of the business of Xyplex and the Subsidiaries as currently conducted.

3.10.2 Except as set forth on Schedule 3.10 hereto, Xyplex or the relevant Subsidiary has good and marketable title to the assets and properties which it purports to own (except for assets and properties sold or disposed of prior to the Closing Date in the ordinary course of business), free and clear of encumbrances, except:

       (i)    as reflected in the 1995 Financial Statements;

       (ii) for any such encumbrance or minor imperfection of title which is not substantial in amount and does not materially detract from the value or impair the use of the property subject thereto or the operations of Xyplex or the relevant Subsidiary; and

       (iii) for any encumbrance for current taxes not yet due and payable or being contested by appropriate proceedings and as to which adequate reserves have been provided.

3.11  Compliance with Laws.
      --------------------

3.11.1 The business of Xyplex and its Subsidiaries is being operated in compliance with all applicable laws, regulations and other requirements of all governmental authorities having jurisdiction over Xyplex, including, without limitation, all such laws, regulations and requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension, securities, import-export, and trading-with-the-enemy matters, and Xyplex and the Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their respective business, the absence of which individually or in the aggregate would have a Xyplex Material Adverse Effect.

3.11.2 Except as set forth on Schedule 3.11 hereto, no notice has been received and, to the best of Seller's knowledge, no investigation or review is pending or threatened by any governmental agency or authority with respect to (i) any alleged violation by Xyplex or any Subsidiary of any law which would have a Xyplex Material Adverse Effect, or (ii) any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of Xyplex or any Subsidiary which failure would have a Xyplex Material Adverse Effect.

3.12   Patents, Trademarks, Tradenames, Etc.
       ------------------------------------

3.12.1 Schedule 3.12 hereto lists all patents, trademarks, tradenames, service marks or registered copyrights currently used in the business of Xyplex and/or the Subsidiaries and owned, controlled or licensed by Xyplex and/or its Subsidiaries.

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

3.12.2 Except as set forth on Schedule 3.12 hereto, no claims have been made or are pending or, to the best of Seller's knowledge, are currently threatened in writing against Xyplex or any Subsidiary alleging that Xyplex or such Subsidiary is violating any patents, trademarks, trade names or copyrights or other intellectual property rights of any other person.

3.12.3 To the best of Seller's knowledge, the use by Xyplex or any Subsidiary after the Closing Date of any intellectual property currently being used will not infringe the existing intellectual property rights of any third party (where the consequences of such violation would be material to Xyplex or such Subsidiary) provided that the business of Xyplex or such Subsidiary is thereafter conducted substantially as it is being conducted at present.

3.12.4 Xyplex owns the patents and registered trademarks, service marks, tradenames and copyrights listed in Schedule 3.12 ("Xyplex Intellectual Property"), including the right to use, assert and license same, and the transactions contemplated herein will not alter or impair any such rights. Xyplex is a party to the license agreements listed in Schedule
       3.12 and, except as otherwise indicated in Schedule 3.12, the transactions contemplated herein will not alter or impair the rights of Xyplex under such license agreements. As of the date of this Agreement, no claims have been asserted against Xyplex or any Subsidiary, unless otherwise listed in Schedule 3.12, by any party challenging or questioning the validity or effectiveness of any such Xyplex Intellectual Property or license agreements and to Seller's knowledge as of the date of this Agreement, there is no valid basis for any such claim as to which there is a reasonable probability of a determination adverse to Xyplex. Except as set forth in Schedule 3.12 and as of the date of this Agreement, no claims have been made or asserted or are pending, or to the best of Seller's knowledge are currently threatened in writing alleging that the use of Xyplex Intellectual Property or of any other technology, know-how, processes, names or the like in the conduct of Xyplex's business as conducted prior to the date of this Agreement infringes the rights of any other party. Except as set forth in Schedule 3.12 and as of the date of this Agreement, Seller has no knowledge of any third party intellectual property rights (not presently licensed to Xyplex) which would be infringed by the use of Xyplex Intellectual Property or of any other technology, know-how processes, names or the like in the conduct of Xyplex's business as conducted prior to the date of this Agreement.

3.13   Contracts and Commitments.  Schedule 3.13 hereto lists all:
       -------------------------

3.13.1 leases, agreements and contracts which are material to Xyplex and the Subsidiaries;

3.13.2 distribution or dealership contracts that are material to Xyplex and that are not cancelable by Xyplex or such Subsidiary on notice of 90 days or less or without liability, penalty or premium;

3.13.3 employment agreements or other agreements between Xyplex or any Subsidiary and its employees that are material to Xyplex or such Subsidiary and that contain any severance or termination pay liabilities or obligations of Xyplex that are not cancelable by Xyplex or such Subsidiary on less than six months' notice without liability, penalty or premium;

3.13.4 collective bargaining or union contracts or agreements covering any employee of Xyplex or any Subsidiary;

3.13.5 non-competition or other agreements between Xyplex or any Subsidiary and any third party that restrict the business of Xyplex or such Subsidiary;

3.13.6 debt obligations, mortgages, notes or guaranties that are material to Xyplex or any Subsidiary; and

3.13.7 leases, agreements, contracts and commitments between Seller or any of its Subsidiaries and Xyplex or any Subsidiary that are material to Xyplex or such Subsidiary.

3.14   Agreements Not in Default.  Except as set forth on Schedule 3.14
       -------------------------
hereto, neither Xyplex nor any Subsidiary is in default and, to the best of Seller's knowledge, there is no basis for any valid claim that it is in default under or is unable to enforce rights under any agreement referred to in
Section 3.13 which would result in a Xyplex Material Adverse Effect.

3.15   Insurance.  Schedule 3.15 hereto lists all material policies of fire,
       ---------
liability, workers' compensation and other forms of insurance covering the business, assets or operations of Xyplex and the Subsidiaries. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been or will be paid, and, to the best of Seller's knowledge, no notice of premature cancellation or termination has been given with respect to any current policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which Xyplex is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of Xyplex consistent with industry standards; will remain in full force and effect through the Closing Date without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement. No insurance has been refused with respect to any operations or property assets of Xyplex, nor has the coverage of any insurance been limited, by any insurance carrier which has carried, or received any application for, any such insurance during the last three years. Nothing in this Agreement shall be deemed to oblige Seller, Xyplex or any Subsidiary to maintain any such policy of insurance in effect or to maintain insurance coverage on any of the assets and properties of Xyplex or such Subsidiary or with respect to the business of Xyplex or such Subsidiary on and after the Closing Date.

3.16   Litigation.  Except as set forth on Schedule 3.16, there is no action,
       ----------
suit, proceeding or investigation by or before any governmental agency or authority or any action, suit or proceeding by or on behalf of any third party pending or, to the best of Seller's knowledge, threatened against or involving Xyplex or any Subsidiary which if adversely determined would have a Xyplex Material Adverse Effect or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby. Neither Xyplex nor any Subsidiary is subject to any judgment, order or decree entered in any lawsuit or proceeding which, considered in the aggregate, may materially impair the ability of Xyplex or such Subsidiary to conduct its business.

3.17   Environmental Protection.
       ------------------------

3.17.1 In connection with the conduct of the business of Xyplex and the Subsidiaries and any real property owned, occupied or leased by Xyplex or any Subsidiary in connection therewith, Xyplex or the relevant Subsidiary has all permits, licenses and other authorizations required under environmental laws except where the failure to obtain such permits, licenses and other authorizations, individually or in the aggregate, would not have a Xyplex Material Adverse Effect. Xyplex and each Subsidiary is in material compliance with all terms and conditions of such permits, licenses and authorizations, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained therein, except to the extent that any such non-compliance, individually or in the aggregate, would not have a Xyplex Material Adverse Effect. Xyplex and each Subsidiary is in material compliance with all terms and conditions of any plan, order, decree, judgment, notice or letter issued, entered into, promulgated or approved under any applicable environmental laws, except to the extent that any such non-compliance would not have a Xyplex Material Adverse Effect.

3.17.2 To the best of Seller's knowledge, there have been no violations of environmental laws by Xyplex or any Subsidiary with respect to any real property owned, occupied or leased by Xyplex or such Subsidiary except to the extent that any such violation, individually or in the aggregate, would not have a Xyplex Material Adverse Effect.

3.18   Labor Matters.
       -------------

3.18.1 There is no unfair labor practice, charge or complaint or charge of discrimination pending or, to the best of Seller's knowledge, threatened to be instituted against Xyplex or any Subsidiary, an adverse determination of which would result in a Material Adverse Effect to Xyplex.

3.18.2 There is no labor strike or material dispute, slowdown, stoppage or other labor difficulty actually pending or, to the best of Seller's knowledge, threatened against or affecting Xyplex or any Subsidiary.

3.18.3 There are no pending labor negotiations that are material to Xyplex or any Subsidiary.

3.19   Taxes.
       -----

       For purposes of this Section 3.19 the following terms shall have the following meanings:

       (i) "Return" means any return, report or other document required to be filed in connection with any Tax;

       (ii) "Tax" means all federal, state or municipal income, sales, use, franchise, payroll, employment, real property or personal property, foreign, value added, goods and services or excise tax together with any penalties and interest with respect thereto; and

       (iii) "Tax Authority" means any federal, state or municipal agency, board, bureau, body, department or authority having jurisdiction with respect to any Tax.

3.19.1 All Returns required to have been filed with any Tax Authority by or with respect to Xyplex and the Subsidiaries, including without limitation the consolidated federal income tax return and any comparable state or foreign unitary or combined return for periods in which Xyplex and the Subsidiaries have been members of Seller's affiliated group, have been duly filed. All Taxes shown on such Returns, which are currently due and payable, have been paid and, if such Taxes are not currently due and payable, Xyplex and its Subsidiaries have made adequate provision for payment of all Taxes that may become due pursuant to those Returns. All Returns for the period up to and including the Closing Date for any group of corporations that includes Xyplex and its Subsidiaries have been or will be timely filed, and all Taxes for such period will be paid by Seller, without reimbursement by Xyplex and its Subsidiaries except as provided in Section 8.6. The charges, accruals and reserves with respect to Taxes as reflected on the 1995 Financial Statements are adequate (determined in accordance with GAAP) and are at least equal to Xyplex's and its Subsidiaries, liability for Taxes. All Taxes that Xyplex and its Subsidiaries are or were required by law to withhold or collect have been duly withheld or collected, and, to the extent required, have been paid to the proper Tax Authority.

3.19.2 None of Xyplex, any Subsidiary, or to the extent applicable, Seller (i) is a party to any agreement extending the time within which to file any Return or (ii) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. The Returns of Xyplex and its Subsidiaries have been audited by the relevant Tax Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 1991.

3.19.3 There is no audit dispute or claim material to Xyplex concerning any Tax liability of Xyplex and the Subsidiaries, or, to the extent relevant, Seller either (i) claimed or raised by any Tax Authority in writing or
       (ii) otherwise known to Xyplex or Seller. There is no pending or proposed assessment relating to Taxes against Xyplex and its Subsidiaries or against the Seller (to the extent Xyplex and its Subsidiaries may be liable therefor).

3.19.4 Neither Xyplex nor its Subsidiaries has any liability for the Taxes of any person other than Xyplex and its Subsidiaries under Treas. Reg.
       (S)1.1502-6 (or any similar provision of state, local, or foreign law).

3.19.5 Any tax sharing agreement between Seller and Xyplex and any of its Subsidiaries will be terminated as of the Closing Date and will have no further effect for any period beginning on or after the Closing Date.

3.20   Employee Benefit Plans, ERISA.
       -----------------------------

3.20.1 Schedule 3.20.1 hereto lists all Employee Pension Benefit Plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")) and all Employee Welfare Benefit Plans (as defined in Section 3(1) of ERISA) (collectively the "Employee Benefit Plans") that Xyplex or any Subsidiary maintains or to which it contributes for the benefit of any current or former employee. None of the Employee Benefit Plans has been amended since the date of the 1995 Financial Statements or will be amended prior to the Closing Date other than customary amendments in the ordinary course.

3.20.2 Each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all material respects with the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Pension Benefit Plan. There are no accrued but unpaid contributions to any of the Employee Benefit Plans. The Employee Benefit Plans have operated in accordance with the applicable requirements of ERISA and the Code. No reportable event (as defined in Section 4043 (e) or ERISA), prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), accumulated funding deficiency (as defined in Section 302 of ERISA) or plan termination (as defined in Title IV of ERISA or Section 411 (d) of the Code) has occurred with respect to any of the Employee Benefit Plans. None of the Employee Benefit Plans is a multi-employer plan (as defined in Section 3 (37) of ERISA) and Xyplex has no actual or potential liability with respect to any multi-employer plan or a past or present withdrawal therefrom. Except as set forth on Schedule 3.20 hereto, no filing, application or other matter with respect to any of the Employee Benefit Plans is pending with the Internal Revenue Service, Pension Benefit Guaranty Corporation, United States Department of Labor or other Governmental Body, none of the Employee Benefit Plans has been terminated, the Pension Benefit Guaranty Corporation has not taken any action to terminate any of the Employee Benefit Plans and no trustee has been appointed by any court to administer any of the Employee Benefit Plans. Each Employee Pension Benefit Plan (except for plans relating to deferred compensation which are exempt under ERISA Sections 201, 301, and 401 and which are identified in Schedule 3.20.1) has received or will timely apply for a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code, and no facts exist that would adversely affect the qualified status of any such Employee Pension Benefit Plan other than the failure to make any required amendments the time for the adoption of which has not expired. No Employee Benefit Plan is subject to Title IV of ERISA.

3.20.3 No charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand with respect to the administration or investment of the assets of any Employee Benefit Plan that Xyplex or any Subsidiary maintains or to which Xyplex or any Subsidiary contributes for the benefit of any current or former employee (other than routine claims for benefits) is pending.

3.20.4 Xyplex has delivered or made available to Buyer correct and complete copies of (i) the plan documents and summary plan descriptions, (ii) the most recent Form 5500 Annual Report, and (iii) all related trust agreements, insurance contracts and other agreements which implement each such Employee Benefit Plan.

3.20.5 Neither Xyplex nor any entity considered under common control with Xyplex (within the meaning of sub-section (b) or (c) of Section 414 of the Code) has incurred any liability in connection with the termination of a pension plan subject to Title IV of ERISA, the complete or partial withdrawal from a multi-employer plan subject to Title IV of ERISA, or the failure to make contributions due under Section 412 of the Code or premiums due to the Pension Benefit Guaranty Corporation under Title IV of ERISA, which liability has not been satisfied prior to Completion.

3.21   Brokers.  Except for Cowen & Company, whose fees and expenses will be
       -------
paid by Seller, no finder, broker, agent or other intermediary has worked for or on behalf of Seller in connection with the negotiation or consummation of the transactions contemplated hereby.

3.22   Banking Relationships.  There is no indebtedness of Xyplex for borrowed
       ---------------------
money owed to any bank or other holder of, or trustee with respect thereto, pursuant to any note, loan, guaranty, credit or similar agreement. Schedule
3.22 hereto sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Xyplex maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom.

3.23   Disclosure.  No representations or warranties made by Seller in this
       ----------
Agreement and no statement contained in the Disclosure Schedule hereto, the documents listed in Schedule 3.23 hereof or the 1995 Financial Statements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein in light of the circumstances in which they were made not misleading. There is no fact known to Seller on the date of this Agreement that affects in a materially adverse manner BuyerOs ability to conduct the business of Xyplex substantially as conducted prior to such date.

3.24   Investment Intent. Seller is acquiring the Whittaker Shares for
       -----------------
investment for its own account. Seller acknowledges that it has received or had access to all information which it considers necessary or advisable to enable it to make a decision concerning its purchase of the Whittaker Shares. Seller is an "accredited investor" as that term is defined in Regulation D of the Securities Act of 1933, as amended (the "Act").

3.25   Product Warranties.  Buyer has been provided with  a copy of the standard
       ------------------
product warranty currently extended by Xyplex with respect to its products and services. To the knowledge of Seller (which for the purposes of only this Section 3.25 is limited to the actual knowledge of Peter J. Nesbeda, Gregor Ferguson, George Conant and Raymond W. DeZenzo) there have not been any written claims with respect to warranties on products or services provided by Xyplex except for claims which, individually or in the aggregate, are not reasonably expected to have a Xyplex Material Adverse Effect, taking into account any reserves included in the 1995 Financial Statements or in the Final Statement of Working Capital.


4  BUYER'S REPRESENTATIONS AND WARRANTIES

       Buyer hereby represents and warrants to Seller as follows:

4.1    Organization and Authority.  Buyer is a corporation duly organized,
       --------------------------
validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to enter into and perform its obligations under this Agreement.

4.2    Authorization and Enforceability of Agreement.  The execution, delivery
       ---------------------------------------------
and performance of this Agreement by Buyer have been duly authorized by all requisite corporate action on the part of Buyer, and this Agreement constitutes the valid, binding and enforceable obligation of Buyer, except to the extent that such enforcement may be limited by bankruptcy, insolvency, moratorium and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

4.3    No Conflicts.  The execution, delivery and performance of this Agreement
       ------------
by Buyer do not and will not:

4.3.1 conflict with the Restated Certificate of Incorporation of By-Laws of Buyer, in each case as amended to the date hereof;

4.3.2 conflict with, result in a breach or termination of or constitute a default under any agreement (except that certain Credit Agreement dated January 23, 1995 and as amended April 21, 1995 among Buyer, NationsBank of Texas, N.A., as Agent, and the several banks named therein), commitment or other instrument, or any order, judgment or decree to which Buyer is a party or by which Buyer or any of its assets is bound other than any conflict, breach or default which would not individually or in the aggregate have a material adverse effect on Buyer's business or financial condition; or

4.3.3 constitute a violation by Buyer of any law or regulation applicable to Buyer the enforcement of which would materially impair Buyer's ability to consummate the purchase of the Shares pursuant to this Agreement.

4.4    Consents, Waivers and Approvals.  No consent, waiver, approval or
       -------------------------------
authorization of or designation, declaration or filing with any governmental authority or other third party is required on the part of Buyer in connection with Buyer's execution, delivery and performance of this Agreement except as may be required by the HSR Act.

4.5    Investment Intent.  Buyer is acquiring the Shares for investment for its
       -----------------
own account. Buyer acknowledges that it has received or had access to all information which it considers necessary or advisable to enable it to make a decision concerning its purchase of the Shares. Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A promulgated under the Act.

4.6    Financing.  Buyer has sufficient funds and/or available financing to
       ---------
purchase the Shares and to pay all related fees and expenses related to the transactions contemplated hereby.

4.7    Brokers.  Except for CS First Boston Corporation, whose fees and expenses
       -------
will be paid by Buyer, no finder, broker, agent or other intermediary has worked for or on behalf of Buyer in connection with the negotiation or consummation of the transactions contemplated hereby.

4.8    Whittaker Shares.  The Whittaker Shares, upon issuance and delivery
       ----------------
pursuant to the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. The Whittaker Shares when so issued will be free and clear of all Liens.


5      ACTIONS PENDING CLOSING

5.1    Covenants of Seller.  Seller hereby covenants with Buyer that during the
       -------------------
period from the date hereof to the Closing Date:

5.1.1 Seller will promptly notify Buyer of the occurrence of any event or state of facts which is inconsistent with any of the representations, warranties and covenants of Seller contained herein; and

5.1.2 Seller will not, without prior written consent of Buyer, except as contemplated by this Agreement:

       (i) sell, transfer, pledge, hypothecate or otherwise dispose of or encumber or enter into any agreement to sell, transfer, pledge, hypothecate or otherwise dispose of or encumber, any of the Shares;

       (ii) take any action which is inconsistent with Seller's representations, warranties and covenants contained in this Agreement; or

       (iii) enter into any agreement (other than this Agreement) to do any of the things described in clauses (i) and (ii).

5.1.3  Seller will cause Xyplex to:

       (i) not take any action (other than action taken in the ordinary course of business or as otherwise specifically provided for herein) which would cause the representations and warranties as to Xyplex contained herein to be materially inaccurate on the Closing Date;

       (ii) afford Buyer, its accountants, counsel and other representatives full access during normal business hours to the offices, business, personnel, equipment, properties, records, files, contracts, agreements, books of account and tax returns of Xyplex and furnish Buyer with all information concerning the foregoing as Buyer reasonably may request;

       (iii) conduct its business only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

       (iv) use all reasonable efforts to preserve the present business organization and relationships with employees, suppliers, customers and others having business relationships with Xyplex;

       (v)    not amend its Restated Articles of Organization or By-Laws;

       (vi) not take any action or omit to take any action which will result in a material violation of any applicable law or cause a breach of any material agreement, contract or commitment; and

       (vii) promptly notify Buyer in writing of any change which has or is reasonably expected to have a Xyplex Material Adverse Effect.

5.1.4 Seller shall cause any group of corporations that includes Xyplex and its Subsidiaries to file on a timely basis all Returns required to be filed prior to such date by or with respect to any of such corporations. Seller shall deliver to Buyer copies of such Returns and any Returns relating to Xyplex and its Subsidiaries for the period prior to the Closing Date within 10 days of the filing of such Returns with the appropriate Tax Authority.

5.1.5 Seller shall cause the winding-up and dissolution of the Subsidiaries or shall otherwise transfer ownership of the Subsidiaries to Seller.

5.3 Covenants of Buyer. Buyer hereby covenants with Seller that during the
    ------------------
period from the date hereof to the Closing Date Buyer will promptly notify Seller of the occurrence of any event or state of facts which is inconsistent with any of the representations, warranties and covenants of Buyer contained herein.

5.4 Consents, Waivers and Approvals. Seller and Buyer hereby agree that each
    -------------------------------
will,
upon the execution and delivery of this Agreement, use all commercially reasonable efforts in order to obtain the consents, waivers and approvals described in Sections 2.4 and 4.4 hereof and any other consents, waivers and approvals necessary to permit the consummation of the transactions contemplated by this Agreement.

5.5    No Solicitation. Prior to any termination of this Agreement pursuant to
       ---------------
Section 9 hereof, Seller shall not, and shall not permit Xyplex to, solicit or enter into any agreement with respect to a merger or other business combination involving, or sale of any substantial assets (other than in the ordinary course of business), by, Xyplex, except for the acquisition of the Shares by Buyer.

5.6    Stockholder's Agreement.  Prior to the Closing Date, Seller and Buyer
       -----------------------
shall execute in definitive form a stockholder's agreement (the "Stockholder's Agreement")with respect to Seller's rights and obligations as a holder of the Whittaker Shares and Buyer's rights and obligations as the issuer of the Whittaker Shares. The Stockholder's Agreement shall include, among other things, terms and conditions regarding:

5.6.1 the grant to Seller of (i) one demand registration right for the Whittaker Shares commencing one year following the Closing Date and (ii) two "piggy back" registration rights for the Whittaker Shares (provided that Whittaker's investment banker determines such rights do not interfere with Whittaker's financing objectives);

5.6.2 Seller's payment of expenses and underwriting discounts attributable to the registration of the Whittaker Shares if registration is requested by Seller;

5.6.3 Seller's payment of expenses and underwriting discounts attributable to an offering of the Whittaker Shares if the Whittaker Shares are offered in a secondary offering, subject to a maximum limit on Seller's payment of expenses and underwriting discounts;

5.6.4 Buyer's right to redistribute the Whittaker Shares during the three years following the Closing Date and Buyer's right of first refusal on sales by Seller in excess of 100,000 shares;

5.6.5 Seller's agreement to refrain, during any given weekly period, from selling Whittaker Shares in excess of 10% of the average weekly trading volume during the immediately preceding thirteen weeks, provided that this trading restriction shall not apply to negotiated block trades to "qualified institutional investors;"

5.6.6 limitations on Seller's right to resell the Whittaker Shares to certain holders of 5% or more of the outstanding shares of the Buyer's Common Stock;

5.6.7 Seller's agreement, for a period of one year following the Closing Date, to vote the Whittaker Shares upon matters recommended by management in favor of such matters at least in the same proportion as cast by all other stockholders;

5.6.8 Seller's agreement to refrain from purchasing additional shares of Buyer's common stock and from hedging its ownership of the Whittaker Shares;

5.6.9 Buyer's agreement to register the Whittaker Shares for resale in accordance with federal and applicable state securities laws and to use its best efforts to effect a secondary offering of the Whittaker Shares as soon as practicable following the Closing Date; and

5.6.10 Seller's agreement to refrain for a period of two years following the Closing Date from competing against Xyplex; provided, however, that nothing therein shall prevent Seller from conducting its business operations as currently conducted.


6      CONDITIONS TO BUYER'S OBLIGATION

       The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions:

6.1    Representations and Warranties of Seller.  All representations and
       ----------------------------------------
warranties of Seller set forth herein shall be true and correct in all material respects on the Closing Date as if then made, and Buyer shall have been furnished a certificate of Seller to such effect.

6.2    Compliance.  Seller shall have performed and complied in all material
       ----------
respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Buyer shall have been furnished a certificate of Seller to such effect.

6.3  No Injunctions, Etc.  There shall not be in effect any injunction or
     -------------------
restraining order issued by a court of competent jurisdiction or other governmental body having jurisdiction against the consummation of the transactions contemplated by this Agreement.

6.4  Consents, Waivers and Approvals.  The consents, waivers and
     -------------------------------
approvals described in Sections 2.4 and 4.4 hereof and any other consents, waivers and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained in form and substance reasonably satisfactory to Buyer.

6.5  Closing Deliveries.  Seller shall have delivered to Buyer the items
     ------------------
required to be delivered pursuant to Section 1.4.1 hereof.

7    CONDITIONS TO SELLER'S OBLIGATION

     The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

7.1    Representations and Warranties of Buyer.  All representations and
       ---------------------------------------
warranties of Buyer set forth herein shall be true and correct in all material respects on the Closing Date as if then made, and Seller shall have been furnished a certificate of Buyer to such effect.

7.2    Compliance.  Buyer shall have performed and complied in all material
       ----------
respects with all obligations and agreements required in this Agreement to be performed or complied with by Buyer prior to the Closing Date, and Seller shall have been furnished a certificate of Buyer to such effect.

7.3    No Injunctions, Etc.  There shall not be in effect any injunction or
       -------------------
restraining order issued by a court of competent jurisdiction or other governmental body having jurisdiction against the consummation of the transactions contemplated by this Agreement.

7.4    Consents, Waivers and Approvals.  The consents, waivers and approvals
       -------------------------------
described in Sections 2.4 and 4.4 hereof and any other consents, waivers and approvals necessary to permit the consummation of the transactions contemplated by this Agreement, shall have been obtained in form and substance reasonably satisfactory to Seller.

7.5    Closing Deliveries.  Buyer shall have delivered to Seller the items
       ------------------
required to be delivered pursuant to Section 1.4.2 hereof.


8      POST-CLOSING COVENANTS

8.1    Further Assurances.  At any time and from time to time after closing each
       ------------------
party shall, without further consideration, execute and deliver such other instruments of transfer or other documents and shall take such other actions as another party may reasonably request in order to carry out and accomplish the sale of the Shares contemplated by this Agreement.

8.2    Seller's Indemnification of Buyer.
       ---------------------------------

8.2.1 Seller hereby agrees to indemnify, defend and hold harmless Buyer from and against any loss, damage or expense (including reasonable attorneys' fees) suffered by Buyer resulting from (i) any breach of Seller's representations and warranties set forth in Sections 2, 3.1, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9 and 3.23 herein, and (ii) any breach of Seller's covenants and agreements set forth herein, provided, however, that Seller's liability under this Section 8.2.1 shall in no event exceed the Purchase Price.

8.2.2 Seller hereby agrees to indemnify, defend and hold harmless Buyer from and against any loss, damage or expense (including reasonable attorneys' fees), less any insurance proceeds received by Xyplex with respect to any such loss, damage or cost, suffered by Buyer resulting from any breach of Seller's representation and warranties set forth herein (other than that made in Sections 2, 3.1, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9 and 3.23);
       provided, however, that Seller shall not be required to indemnify Buyer under this Section 8.2.2 unless and until the aggregate amount of all such losses, damages and costs (excluding matters set forth or referred to on Schedule 3.16 hereto) exceeds $500,000 and then Seller shall indemnify Buyer for the amount of such losses, damages and costs in excess of such amount; provided, further that if the aggregate amount of all losses, damages and costs exceeds $1,000,000 then Seller shall indemnify Buyer in full for the amount of such losses, damages and costs; and provided, further that Seller's liability under this Section 8.2.2 shall in no event exceed $25 million.

8.3    Buyer's Indemnification of Seller.  Buyer hereby agrees to indemnify,
       ---------------------------------
defend and hold harmless Seller from and against any loss, damage or expense (including reasonable attorneys' fees) suffered by Seller resulting from (i) any breach of Buyer's representations and warranties set forth herein or from any breach of any of Buyer's covenants and agreements set forth herein or (ii) any operations or business of Xyplex or any Subsidiary conducted, or any action or omission by Xyplex or any Subsidiary, after the Closing Date.

8.4    No Indemnification for Intentional Acts. The provisions of Sections 8.2
       ---------------------------------------
and 8.3, with respect to indemnification by Seller and Buyer, respectively, shall not apply to any intentional misrepresentation or breach of warranty or an intentional failure to perform or comply with any agreement and Buyer and Seller, respectively, shall be liable for all damages with respect thereto.

8.5    Procedure for Indemnification. Promptly after receipt by an indemnified
       -----------------------------
party under Section 8.2 or 8.3 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such an action,
(i) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonably withheld) unless (a) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party and (b) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (ii) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). If notice is given to an indemnifying party of the commencement of any action and it does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an action may adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such action, but the indemnifying party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

8.6    Certain Tax Matters.
       -------------------

8.6.1 Seller agrees to indemnify Buyer, Xyplex, and its Subsidiaries from and against any loss, damage or expense any of such entities may suffer resulting from, arising out of, relating to, in the nature or, or caused by any liability of, Xyplex and any of its Subsidiaries and for taxes of any person other than Xyplex and its Subsidiaries with respect to the Tax Sharing Agreement under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local or foreign law).

8.6.2 Seller will include the income of Xyplex and its Subsidiaries on Seller's Returns for all periods through the Closing Date in which Xyplex and its Subsidiaries were included in such Returns and account for and pay any federal income taxes attributable to such income on such returns. Seller shall deliver to Buyer copies of such Returns and any Returns relating to Xyplex and its Subsidiaries for the period prior to the Closing Date within 10 days of the filing of such Returns with the appropriate Tax Authority. Xyplex and its Subsidiaries shall be responsible for and shall pay to Seller the portion of the consolidated tax liability for such periods chargeable to Xyplex and its Subsidiaries under the principles of Treas. Reg. (S)1.1552-1(a)(2) and applicable state and local laws and regulations. Xyplex and its Subsidiaries will furnish tax information to Seller for inclusion in Seller's Returns for the period which includes the Closing Date in accordance with Xyplex's past custom and practice. The income of Xyplex and its Subsidiaries will be apportioned between the period up to and including the Closing Date and the period after the Closing Date by closing the books of Xyplex and its Subsidiaries as of the end of the Closing Date.

8.6.3 At Seller's request, Buyer will cause Xyplex and any of its Subsidiaries to make or join with Seller in making any election if the making of such election does not have a material adverse impact on Buyer (or Xyplex and its Subsidiaries) for any tax period beginning on or after the Closing Date.

8.6.4 It is agreed and understood that the parties shall not make an election under Section 338(h)(10) of the Code in respect of the purchase and sale of the Shares pursuant to this Stock Purchase Agreement.

8.6.5 Any refunds received after the Closing Date by Seller attributable to any Tax losses or Tax credits of Xyplex arising after the Closing Date shall be remitted promptly to Buyer.

8.6.6 Each of Seller and Buyer shall (i) make available for inspection and copying upon the reasonable request of the other party all working papers, books of account and records relating to the periods before and after, respectively, the Closing Date, and (ii) shall cooperate with each other in the event of any Tax audit, dispute or protest.

8.7    Financial Statements.  Seller shall deliver to Buyer: (i) audited
       --------------------
consolidated balance sheets of Xyplex as at December 31 in each of the years 1993, 1994 and 1995, and audited consolidated statements of income and cash flows for each of the fiscal years then ended, together with the report thereon of Arthur Andersen & Co. for fiscal year 1993 and of Coopers & Lybrand LLP ("Coopers & Lybrand") for the fiscal years 1994 and 1995 and (ii) if the Closing Date is later than May 1, 1996, an unaudited consolidated balance sheet of Xyplex as at March 31, 1996 (the "Interim Balance Sheet") and unaudited consolidated statements of income and cash flows for the three months then ended, including in each case the notes thereto, as reviewed by Coopers & Lybrand. Such financial statements and notes will be true, complete and accurate and fairly present the assets, liabilities, financial condition and results of operation of Xyplex as at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP consistently applied throughout the periods involved.

8.8    Auditor's Letter.  Simultaneously with the delivery by Seller of the
       ----------------
audited financial statements for fiscal years 1994 and 1995 in accordance with
Section 8.7 hereof, Seller shall cause Coopers & Lybrand to deliver to Buyer a letter in form and substance reasonably satisfactory to Buyer to the effect that
(i) Buyer may rely on the reports of such firm referred to in Section 8.7 as if addressed to Buyer and (ii) on the basis of such procedures as are set forth therein, nothing has come to their attention that gives them reason to believe that the audited financial statements delivered to Buyer pursuant to Section 8.7 were not fairly presented in conformity with GAAP.

8.9    Employee Matters.  Following the Closing Date, Seller shall discharge all
       ----------------
of its obligations under the terms of (i) the existing employment agreements between Seller and certain individuals employed by Xyplex and (ii) certain severance and or bonus arrangements entered into with various Xyplex employees.


9      TERMINATION OF AGREEMENT

9.1    Termination of Agreement.    Notwithstanding anything herein to the
       ------------------------
contrary, this Agreement and the transactions contemplated hereby may be terminated:

9.1.1  By written consent of the parties hereto;

9.1.2 By Seller if the conditions set forth in Section 7 hereof have not been met on or July 31, 1996;

9.1.3 By Buyer if the conditions set forth in Section 6 hereof have not been met on or before July 31, 1996; or

9.1.4 By either Buyer or Seller if closing has not occurred on or before July 31, 1996.

9.2    Termination of Obligations.  In the event that this Agreement shall be
       --------------------------
terminated pursuant to Section 9.1 hereof, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another and each party shall pay all of its own costs and expenses incident to the negotiation and preparation of this Agreement; provided, however, that nothing herein shall relieve any party from liability for such party's willful breach of this Agreement.


10     MISCELLANEOUS PROVISIONS

10.1   Assignment of Agreement.  Neither this Agreement nor any of the rights or
       -----------------------
obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto; provided, however, that no consent will be required for Buyer's assignment of its right to acquire the Shares hereunder to a wholly-owned subsidiary of Buyer in which event Buyer shall remain liable for all of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person shall have any right, benefit or obligation hereunder.

10.2   Applicable Law.  This Agreement and the legal relations among the parties
       --------------
hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

10.3   Headings.  The section and other headings of this Agreement are for
       --------
reference purposes only and shall not affect the meaning, interpretation or construction of this Agreement.

10.4   Waivers and Amendments.    Any party may by written notice to the others
       ----------------------
waive:

10.4.1 any inaccuracies in the representations or warranties of another party contained in this Agreement;

10.4.2 compliance with any of the covenants of another party contained in this Agreement; or

10.4.3 performance of any of the obligations of another party.

This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

10.5   Expenses.  Each party shall be responsible for the fees and expenses
       --------
incurred by it incident to the negotiation, preparation, execution and consummation of the transactions contemplated by this Agreement, including attorneys' fees and the fees of any advisors employed or retained by such party, whether or not the transactions contemplated by this Agreement are consummated.

10.6   Entire Agreement; Survival.  This Agreement embodies the entire agreement
       --------------------------
and understanding of the parties with respect to the subject matter hereof, and there are no promises, representations, warranties, covenants or undertakings of any party to another with respect to such subject matter other than those expressly set forth or referred to herein. This Agreement supersedes all prior discussions, agreements, writings and undertakings among the parties with respect to such subject matter. The representations and warranties of the parties shall survive the closing of the purchase and sale of the Shares being sold hereunder for a period of two years following the Closing Date.

10.7   Notices.  All notices, requests, demands and other communications which
       -------
are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or transmitted by telex or telecopier, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, on the date shown on the receipt therefor, if to Seller or Xyplex addressed to:

                  Raytheon Company
                  141 Spring Street
                  Lexington, Massachusetts 02173
                  Telecopier:  (617) 860-2494

                  Attention:  General Counsel


                  if to Buyer, addressed to:

                  Whittaker Corporation
                  1955 N. Surveyor Avenue
                  Simi Valley, California 93063
                  Telecopier: (805) 584-4195

                  Attention: General Counsel

or to such other addresses as the party shall specify by notice in accordance herewith to the others.

10.8   Publicity.  Prior to the Closing Date, neither Seller nor Buyer shall,
       ---------
and Seller shall
cause Xyplex not to, issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior consent of the other party, provided, however, that nothing in this Section 10.8 shall prevent a party from making public announcements required by law or the stock exchange(s) on which such party's securities are traded provided that the disclosing party shall to the extent practicable give prior notice to the other parties of the contents of and requirements for such disclosure.

10.9   Counterparts.  This Agreement may be executed in counterparts, each of
       ------------
which when executed and delivered shall be an original and all of which together shall constitute one and the same instrument.

10.10  Interpretation.  As used in this Agreement, the terms "knowledge" and
       --------------
"best knowledge" with respect to Seller shall mean the actual knowledge of Philip W. Cheney, David S. Dwelley, Philip H. Fiske, Peter J. Nesbeda, Gregor Ferguson, George Conant, Raymond W. DeZenzo and William R. Clark (with respect to matters covered by Section 3.12) and John W. Kapples (with respect to matters covered by Section 3.16).

10.11  Waiver of Jury Trial.  To the fullest extent permitted by law, each of
       --------------------
the parties hereto agree that in the event of an action or proceeding to interpret or enforce the provisions of this Agreement, such proceeding shall be determined by a judicial trier of fact and each party shall waive, and shall not request, a trial by jury.

       IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above


                                      RAYTHEON COMPANY



                                      By: /s/ DAVID S. DWELLEY
                                          ----------------------------------
                                          Name:  David S. Dwelley
                                          Title: Vice President - Strategic
                                                 Business Development


                                      WHITTAKER CORPORATION



                                      By: /s/ RICHARD LEVIN
                                          ----------------------------------
                                          Name:  Richard Levin
                                          Title: Vice President